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Credit Suisse First Boston                Credit Suisse First Boston Corporation
                                  Eleven Madison Avenue Telephone (212) 325-2000
                                                         New York, NY 10010-3629


                                     LOGO

                      KNAPE & VOGT MANUFACTURING COMPANY

                       OFFER TO PURCHASE FOR CASH UP TO
                     1,200,000 SHARES OF ITS COMMON STOCK
                     AT A PURCHASE PRICE NOT IN EXCESS OF
                   $22.00 NOR LESS THAN $19.00 NET PER SHARE

 THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON WEDNESDAY, SEPTEMBER 30, 1998, UNLESS THE OFFER IS EXTENDED.


                                                              September 2, 1998

To Brokers, Dealers, Commercial Banks,
Trust Companies and Other Nominees:

  Knape & Vogt Manufacturing Company, a Michigan corporation (the "Company"), has engaged us to act as Dealer Manager in connection with its offer to purchase for cash 1,200,000 shares (or such lesser number of shares as are properly tendered) of its Common Stock, par value $2.00 per share ("Common Stock" or the "Shares"), at prices not in excess of $22.00 nor less than $19.00 per Share, net to the seller in cash, without interest thereon, as specified by shareholders tendering their Shares upon the terms and subject to the conditions set forth in its Offer to Purchase, dated September 2, 1998, and in the related Letter of Transmittal (which together, as amended or supplemented from time to time, constitute the "Offer"). Each share of the Company's Class B Common Stock, par value $2.00 per share ("Class B Common Stock"), is convertible into one Share. Holders of Class B Common Stock can participate in the Offer by tendering pursuant to the terms and conditions of the Offer a number of Shares into which their Class B Common Stock is convertible. Class B Common Stock will automatically be converted to Common Stock upon acceptance for payment of the Shares tendered. Any Class B Common Stock delivered relating to Shares tendered but not accepted for payment pursuant to the Offer will be returned as Class B Common Stock.

  The Company will, upon the terms and subject to the conditions of the Offer, determine the single per Share price, not in excess of $22.00 nor less than $19.00 per Share, net to the seller in cash, without interest thereon (the "Purchase Price"), that it will pay for Shares properly tendered pursuant to the Offer, taking into account the number of Shares so tendered and the prices specified by tendering shareholders. The Company will select the lowest Purchase Price that will allow it to buy 1,200,000 Shares (or such lesser number of Shares as are properly tendered at prices not in excess of $22.00 nor less than $19.00 net per Share). All Shares acquired in the Offer will be acquired at the Purchase Price. All Shares properly tendered at prices at or below the Purchase Price and not properly withdrawn will be purchased at the Purchase Price, upon the terms and subject to the conditions of the Offer, including the proration and conditional tender provisions. Shares tendered at prices in excess of the Purchase Price and Shares not purchased because of proration will be returned. Class B Common Stock delivered pursuant to the terms and conditions of the Offer will be returned as Class B Common Stock if the Shares they represent are not accepted for payment.

  THE OFFER IS NOT CONDITIONED ON ANY MINIMUM NUMBER OF SHARES BEING TENDERED. THE OFFER IS, HOWEVER, SUBJECT TO CERTAIN OTHER CONDITIONS. SEE SECTION 7 OF THE OFFER TO PURCHASE.

  We are asking you to contact your clients for whom you hold Shares registered in your name (or in the name of your nominee) or who hold Shares registered in their own names. Please bring the Offer to their attention as promptly as possible.
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  For your information and for forwarding to your clients for whom you hold
Shares or Class B Common Stock registered in your name or in the name of your nominee, we are enclosing the following documents:

    1. Offer to Purchase, dated September 2, 1998;

    2. Printed form letter which may be sent to your clients for whose accounts you hold Shares or Class B Common Stock registered in your name or in the name of your nominee, with space provided for obtaining such clients' instructions with regard to the Offer;

    3. Letter to Shareholders, dated September 2, 1998, from Allan E. Perry, President and Chief Executive Officer of the Company, to shareholders of the Company;

    4. Letter of Transmittal for your use and for the information of your clients (together with accompanying Form W-9). Facsimile copies of the Letter of Transmittal (with manual signatures) may be used to tender shares;

    5. Notice of Guaranteed Delivery to be used to accept the Offer and tender Shares pursuant to the Offer if none of the procedures for tendering Shares set forth in the Offer to Purchase can be completed on a timely basis.

    6. Guidelines of the Internal Revenue Service for Certification of Taxpayer Identification Number on Substitute Form W-9; and

    7. A return envelope addressed to Harris Trust and Savings Bank, as Depositary for the Offer (the "Depositary").

  YOUR PROMPT ACTION IS REQUESTED. WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON WEDNESDAY, SEPTEMBER 30, 1998, UNLESS THE OFFER IS EXTENDED.

  No fees or commissions will be payable by the Company nor any officer, director, shareholder, agents, or other representatives of the Company to any brokers, dealers, or any person for soliciting tenders of Shares pursuant to the Offer (other than fees paid to Credit Suisse First Boston Corporation as Dealer Manager, Morrow & Co., Inc. as the Information Agent, or the Depositary as described in the Offer to Purchase). The Company will, however, upon request, reimburse you for customary mailing and handling expenses incurred by you in forwarding any of the enclosed materials to the beneficial owners of Shares or Class B Common Stock held by you as a nominee or in a fiduciary capacity. The Company will pay or cause to be paid any stock transfer taxes applicable to its purchase of Shares, except as otherwise provided in Instruction 7 of the Letter of Transmittal.

  As described in the Offer to Purchase, if more than 1,200,000 Shares have been validly tendered at or below the Purchase Price and not properly withdrawn prior to the Expiration Date, as defined in Section 1 of the Offer to Purchase, the Company will purchase Shares in the following order of priority:

    (i) all Shares validly tendered at or below the Purchase Price and not properly withdrawn prior to the Expiration Date by any shareholder who owns beneficially or of record an aggregate of fewer than 100 Shares (excluding Shares attributable to the individual accounts under the Knape & Vogt Manufacturing Company Employees' Retirement Savings Plan) and who validly tendered all of such Shares (partial tenders will not qualify for this preference) and completes the box captioned "Odd Lots" in the Letter of Transmittal and, if applicable, the Notice of Guaranteed Delivery;

    (ii) after purchase of all of the foregoing Shares, all Shares conditionally tendered in accordance with Section 6 of the Offer to Purchase, for which the condition was satisfied, and all other Shares tendered properly and unconditionally at prices at or below the Purchase Price and not properly withdrawn prior to the Expiration Date on a pro rata basis (with appropriate adjustments to avoid purchases of fractional shares) as described in Section 1 of the Offer to Purchase; and

    (iii) if necessary to permit the Company to purchase 1,200,000 Shares, Shares conditionally tendered, for which the condition was not satisfied, at or below the Purchase Price and not properly withdrawn prior to the Expiration Date, selected by random lot in accordance with Section 6 of the Offer to Purchase.

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  THE BOARD OF DIRECTORS OF THE COMPANY HAS APPROVED THE OFFER. HOWEVER,
NEITHER THE COMPANY NOR ITS BOARD OF DIRECTORS MAKES ANY RECOMMENDATION TO ANY SHAREHOLDER AS TO WHETHER TO TENDER ALL OR ANY SHARES. EACH SHAREHOLDER MUST MAKE HIS OR HER OWN DECISION AS TO WHETHER TO TENDER SHARES AND, AT WHAT PRICE OR PRICES. SEE SECTION 12 OF THE OFFER TO PURCHASE FOR INFORMATION REGARDING THE INTENTIONS OF THE COMPANY'S DIRECTORS AND EXECUTIVE OFFICERS WITH RESPECT TO TENDERING SHARES PURSUANT TO THE OFFER.

  Any inquiries you may have with respect to the Offer should be addressed to Credit Suisse First Boston Corporation, as Dealer Manager, Eleven Madison Avenue, New York, New York 10010-3629, (800) 881-8320 (toll free), or to Morrow & Co., Inc., as Information Agent, 445 Park Avenue, 5th Floor, New York, New York 10022, (800) 566-9061, Banks and Brokerage Firms, call (800) 662-5200.

  Additional copies of the enclosed material may be obtained from the undersigned or from the Information Agent at their respective addresses and telephone numbers set forth above.

                                          Very truly yours,

                                          Credit Suisse First Boston
                                           Corporation

  NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY OTHER PERSON AS AN AGENT OF THE COMPANY, THE DEALER MANAGER, THE INFORMATION AGENT, OR THE DEPOSITARY OR ANY AFFILIATE OF ANY OF THE FOREGOING, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE OFFER OTHER THAN THE DOCUMENTS ENCLOSED HEREWITH AND THE STATEMENTS CONTAINED THEREIN.

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